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Exhibit 5.4

13 June 2003

Bluewater Equipment Leasing Limited
Portico Building
Marina Street
Pieta MSD 08

Bluewater (Malta) Limited
Portico Building
Marina Street
Pieta MSD 08

Bluewater Offshore Production Systems Limited
Portico Building
Marina Street
Pieta MSD 08

Dear Sirs,

        Bluewater Equipment Leasing Limited, Bluewater (Malta) Limited and Bluewater Offshore Production Systems Limited (the "Guarantors") Senior Subordinated Guarantees (the "New Guarantees") of U.S.$75 million 10 1/4% Senior Notes due 2012 of Bluewater Finance Limited (the "New Notes")

        We have acted as your Maltese legal advisors in connection with the registration of the New Notes and the New Guarantees under the U.S. Securities Act of 1933 (the "Securities Act") and the proposed offer to exchange the New Notes and New Guarantees registered under the Securities Act for up to U.S.$75 million aggregate principal amount of 10 1/4% Senior Notes due 2012 of Bluewater Finance Limited, for the same amount of unregistered Notes and unregistered Guarantees (the "Unregistered Notes (with Unregistered Guarantees)") which were originally issued on 30 April 2003.

Documents

        For the purposes of this opinion, we have examined the Registration Rights Agreement dated 30 April 2003 (the "Registration Rights Agreement"), the Indenture, dated as of 22 February 2002, the forms of the New Notes and New Guarantees, such certificates and other documents and such questions of law, as we have considered necessary or appropriate. The Indenture and the Registration Rights Agreement are together referred to in this opinion as the "Principal Agreements".

Assumptions

        We have assumed that:

(i)
Except in the case of the Guarantors, all relevant documents are within the capacity and powers of, and have been validly authorised by, each party and that those documents have been or will be validly executed and delivered by the relevant party.

(ii)
All documents examined by us as copies or specimen documents conform to their originals and the signatures on the originals or copies of all documents examined by us are genuine.

Opinion

1.
Each of the Guarantors has the corporate power to enter into and perform its obligations under its Guarantee and has taken all necessary action to authorise the issue and offering of its New Guarantees in exchange for the Unregistered Guarantees and that the execution, issuance and delivery of its New Guarantees in exchange for the Unregistered Guarantees has been duly authorised.

2.
When the registration statement relating to the New Notes (with New Guarantees) has become effective under the Securities Act and the New Notes (with New Guarantees) have been duly executed and authenticated in accordance with the terms of the Indenture and duly issued and delivered in exchange for the Unregistered Notes (with Unregistered Guarantees) in accordance with the terms of the Principal Agreements, there is no reason why the obligations of each of the Guarantors contained in its New Guarantee should not be valid and binding on it and enforceable against it as a matter of Maltese Law.

3.
This opinion is subject to the following:

3.1
In so far as any one or more of the Principal Agreements or any other document in effect provides for the payment of interest on interest which has not been due for at least one year, such provision (whatever its legal form and whatever the payment obligations are called) will be treated as contrary to Maltese public policy as reflected in the Civil Code (Chapter 16 of the Laws of Malta, the "Civil Code") and consequently will, irrespective of the fact that it is perfectly valid in terms of its proper law and to the extent of the usurious portion, be unenforceable in Malta. Section 1851(2) of the Civil Code could also be applied. Section 1851(2) provides that interest paid on interest due for less than one year may be claimed back or deducted from capital, even if the interest does not exceed the maximum rate allowed by law. This qualification does not apply to Bluewater Equipment Leasing Limited and to Bluewater Offshore Production Systems Limited as, being offshore companies as defined in the Malta Financial Services Authority Act (Chapter 330 of the Laws of Malta), they are exempt from the ambit of Section 1851 of the Civil Code. Bluewater Equipment Leasing Limited and Bluewater Offshore Production Systems Limited cannot retain their offshore company status after 23 September 2003. It is not clear whether the exemption will continue to apply thereafter.

    For the purpose of this qualification, the word "interest" includes any fee or other amount which is deemed to be (disguised)interest by a court in Malta, including, but without prejudice to the generality of the foregoing, any fees, any re-imbursement obligations in respect of increased costs, payment of taxes and expenses, any set-off rights and any indemnity obligations.

  3.2
  The waiver of defences and of access to the courts may be considered to run counter to Maltese public policy and therefore may be unenforceable.

  3.3
  Should a Maltese Court interpret Section 1887(1) of the Civil Code (which provides that a mandatary may revoke the mandate whenever he chooses), as prohibiting irrevocable mandates, the irrevocable appointment of an agent for the service of process in the Principal Agreements may not be considered valid.

  3.4
  Although it is our opinion that service of process of an agent as contemplated in the Principal Agreements is valid, Maltese Courts may well consider such service to be insufficient or improper for the purpose of instituting judicial proceedings in Malta or for the purpose of the enforcement of any foreign judgement in Malta.

  3.5
  Under Maltese law, a contract of suretyship only gives rise to ancillary obligations which are dependent for their validity of the principal obligation (Section 1926(1) of the Civil Code). It is possible that a Maltese Court may consider this to be a rule of public policy. If this were to be the case, article 10.1 of the Indenture and the Guarantees, to the extent that both state that the Guarantee is unconditional irrespective of the validity, regularity or enforceability of the New Notes or the Indenture would be of questionable validity.

  3.6
  We have cautioned against novation that can give rise to an extinction of debts. It would appear under local law that any securities securing a former debt shall not extend to the substituted debt unless express reservation has been made to this effect.

  3.7
  This opinion is subject to all insolvency and other similar laws affecting the rights of creditors.

  3.8
  This opinion relates only to Maltese law and it is assumed that no law of any other jurisdiction affects the conclusions in this opinion.

  3.9
  A judgement obtained in the state courts or federal courts in the state of New York in respect of the Principal Agreements would be enforced by the courts of Malta without any re-examination of the merits, provided that such judgement is a res judicata in accordance with the laws of that State. Enforcement proceedings in Malta demanding the enforcement of the foreign judgement would be necessary. However, a Maltese Court may refuse to enforce such judgement in the following instances:

  (a)
  if the judgement sought to be enforced may be set aside on any of the grounds for a new trial under Maltese law, as set out in Section 811 of the Code of Organisation and Civil Procedure (Chapter 12 of the Laws of Malta), a copy of which is hereto attached and marked Schedule I;

  (b)
  in the case of a judgement by default, if the parties were not contumacious according to foreign law;

  (c)
  if the judgement contains any disposition contrary to public policy or to the internal public law of Malta.

    Maltese courts deliver judgements in Maltese Liri.

    Other than as stated in this Clause 3, nothing in the Principal Agreements should, in our opinion, be considered to be contrary to public policy.

  3.10
  In any proceedings taken in Malta for the enforcement of the provisions of the Principal Agreements, the choice of the law of the State of New York as the governing law thereof will be recognised and enforced, provided that if any issue of public policy is raised, then the choice of law will be disregarded and Maltese law will be applied.

4.
We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Unregistered Notes (with Unregistered Guarantees) and to the reference to us under the heading "Legal Matters" in the related prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

Henri Mizzi

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  Exhibit 5.4